Exhibit 99.1

CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:

Trailer Bridge, Inc. Ivy Barton Suter Chief Executive Officer (800) 554 -1589 www.trailerbridge.com		The Equity Group Inc. www.theequitygroup.com Adam Prior (212) 836-9606

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS FIRST QUARTER 2010

UNAUDITED FINANCIAL RESULTS

Company to Hold Conference Call on Tuesday May 18, 2010, at 10:00 AM ET

2010 First Quarter Financial Highlights Compared to the Year Earlier Period

•	Revenue increased 13.8% to $28.8 million

•	Operating income increased 23.8% to $2.2 million

•	EBITDA rose 12.4% to $3.8 million

•	Net loss reduced to $308,000 from $768,000

Jacksonville, FL – May 17, 2010 – Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today reported unaudited financial results for the first quarter ended March 31, 2010 (see attached tables). The Company reported operating income of $2.2 million in the first quarter of 2010, a 23.8% increase vs. operating income of $1.8 million in the first quarter of 2009 on increased revenue and volume. Net loss for the first quarter of 2010 improved by $0.5 million to $0.3 million, or $0.03 per basic and diluted share, vs. $0.8 million, or $0.06 per basic and diluted share, in the prior-year period. The $0.3 million in net loss included $379,900 in legal and related expenses in connection with the ongoing Department of Justice investigation. EBITDA for the first quarter of 2010 was $3.8 million, a 12.4% improvement from $3.4 million in the prior-year period. Adjusted EBITDA, as detailed in the accompanying table, was $4.4 million in the first quarter of 2010.

The Company reported revenue of $28.8 million during the quarter, up 13.8% from the prior year period but a decrease of 6.1% sequentially from the fourth quarter of 2009. Excluding the effect of fuel surcharges, revenue increased by 11.4% from the prior year but decreased 8.3% from the fourth quarter of 2009.

Ivy Suter, Trailer Bridge’s Chief Executive Officer, said, “Compared to the prior-year period we saw growth in both volume and revenue in all trade lanes. This resulted in improved operating and net results vs. the same period last year, and the Company generated $3.1 million in cash from operations. We increased our volume in the quarter with both new and existing accounts. Our strong capacity utilization has continued through April and into May.”

Ms. Suter added, “As previously noted, we purchased $1.0 million face amount of our outstanding Senior Secured Notes in January 2010.”

Trailer Bridge, Inc. May 17, 2010	Page 2

The Company’s deployed vessel capacity utilization during the first quarter was 96.5% southbound and 30.2% northbound, compared to 84.7% and 25.5%, respectively, during the first quarter of 2009, and 92.0% and 29.8%, respectively, sequentially from the fourth quarter of last year. Capacity utilization includes the effect of reduced sailings over the holiday periods. Utilization would have been 92.1% for southbound and 28.9% for northbound if sailings had not been reduced. Overall volume southbound increased 2.7% from the fourth quarter of 2009 and increased 17.0% from the same quarter last year.

As previously announced, in an April 30, 2010, ruling by non-final order, the United States District Court for the District of Puerto Rico granted Trailer Bridge’s motion to be dismissed with prejudice from a lawsuit seeking class-action status related to alleged anti-competitive activity in the Puerto Rico marine trade. William G. Gotimer, Jr., EVP & General Counsel, said, “We are not currently a defendant in any lawsuit related to the anti-trust investigation into the Puerto Rico trade.”

Financial Position

At March 31, 2010, the Company had cash balances of $11.4 million and working capital of $12.5 million. The Company has no outstanding amount on its $10.0 million revolving credit facility, and, based upon eligible receivables, currently has $8.7 million of availability under this facility. During the three months ended March 31, 2010, net cash from operating activities was $3.1 million. Trailer Bridge’s net debt to adjusted EBITDA ratio improved to 3.9x at March 31, 2010, from 5.3x at March 31, 2009.

Conference Call

The Company will discuss these results in a conference call on Tuesday, May 18, 2010, at 10:00 AM ET. The dial-in numbers are (888) 737-9834 (US) and (706) 643-9215 (International). To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or go directly to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=81371&CompanyID=TRBR&e=1&mediaKey=DF0A86A187AB6F9A610445BB4B897AC6.

The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of changes in demand for transportation services offered by the Company, changes in rate levels for transportation services offered by the Company, changes in the cost of fuel, unfavorable outcomes from the United States Department of Justice (“DOJ”) investigation and related actions, economic recessions and severe weather as well the ability to retain and/or attract the necessary personnel and maintain necessary vendor relationships.

(Tables to Follow)

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Trailer Bridge, Inc. May 17, 2010	Page 3

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
OPERATING REVENUES	$28,844,964	$25,340,915
OPERATING EXPENSES:
Salaries, wages, and benefits	4,039,755	4,205,798
Purchased transportation and other rent	7,175,202	5,662,974
Fuel	4,293,654	3,337,269
Operating and maintenance (exclusive of depreciation & dry-docking shown separately below)	6,558,082	5,749,389
Dry-docking	—	331,281
Taxes and licenses	178,824	163,232
Insurance and claims	771,933	808,041
Communications and utilities	171,789	200,743
Depreciation and amortization	1,540,742	1,553,126
Loss (gain) on sale of property and equipment	21,344	(6,272)
Other operating expenses	1,862,933	1,533,728

	26,614,258	23,539,309

OPERATING INCOME	2,230,706	1,801,606

NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,535,191)	(2,642,836)
Interest income	4,386	79,739

LOSS BEFORE PROVISION FOR INCOME TAXES	(300,099)	(761,491)

PROVISION FOR INCOME TAXES	(7,470)	(6,543)

NET LOSS	$(307,569)	$(768,034)

PER SHARE AMOUNTS:

NET LOSS PER SHARE BASIC	$(0.03)	$(0.06)

NET LOSS PER SHARE DILUTED	$(0.03)	$(0.06)

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC AND DILUTED	12,013,788	11,851,284

Trailer Bridge, Inc. May 17, 2010	Page 4

TRAILER BRIDGE, INC.

CONDENSED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,449,073	$10,987,379
Trade receivables, less allowance for doubtful accounts of $372,144 and $441,985	14,800,147	12,814,741
Prepaid and other current assets	1,957,557	2,444,337
Deferred income taxes, net	278,856	278,856

Total current assets	28,485,633	26,525,313

Property and equipment, net	83,579,932	84,891,922
Reserve fund for long-term debt	4,627,483	4,237,385
Other assets	2,613,051	2,862,911

TOTAL ASSETS	$119,306,099	$118,517,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,958,264	$3,088,124
Accrued liabilities	8,394,079	6,458,760
Unearned revenue	726,715	611,147
Current portion of long-term debt	2,874,700	3,874,700

Total current liabilities	15,953,758	14,032,731

Other accrued liabilities	12,500	55,556
Long-term debt, less current portion	102,149,627	103,170,528

TOTAL LIABILITIES	118,115,885	117,258,815

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value, 1,000,000, shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 12,079,914 and 12,031,707 shares issued; 12,040,741 and 11,992,534 shares outstanding at March 31, 2010 and December 31, 2009, respectively	120,799	120,317
Treasury stock, at cost, 39,173 shares at March 31, 2010 and December 31, 2009	(156,692)	(156,692)
Additional paid-in capital	53,949,668	53,711,081
Capital deficit	(52,723,561)	(52,415,990)

TOTAL STOCKHOLDERS’ EQUITY	1,190,214	1,258,716

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$119,306,099	$118,517,531

Trailer Bridge, Inc. May 17, 2010	Page 5

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31,

	2010	2009
	(unaudited)	(unaudited)
Operating activities:
Net loss	$(307,569)	$(768,034)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,540,742	1,553,126
Amortization of loan costs	236,334	198,800
Non-cash stock compensation expense	226,071	89,923
Provision for doubtful accounts	194,024	190,680
Loss (gain) on sale of property and equipment	21,344	(6,272)
(Increase) decrease in:
Trade receivables	(2,179,429)	3,191,742
Prepaid and other current assets	486,778	520,124
Other assets	3,392	(420,703)
Increase (decrease) in:
Accounts payable	870,140	(1,325,741)
Accrued liabilities	1,908,706	(940,662)
Unearned revenue	115,567	1,061,882

Net cash provided by operating activities	3,116,100	3,344,865

Investing activities:
Purchases of property and equipment	(290,660)	(1,698,940)
Proceeds from sale of property and equipment	46,600	23,818
Additions to other assets	(385,999)	—

Net cash used in investing activities	(630,059)	(1,675,122)

Financing activities:
Exercise of stock options	12,999	81,205
Principal payments on notes payable	(2,037,346)	(1,020,900)

Net cash used in financing activities	(2,024,347)	(939,695)

Net increase in cash and cash equivalents	461,694	730,048
Cash and cash equivalents, beginning of the period	10,987,379	7,216,283

Cash and cash equivalents, end of period	$11,449,073	$7,946,331

Supplemental cashflow information:
Cash paid for interest	$921,887	$963,199

Trailer Bridge, Inc. May 17, 2010	Page 6

TRAILER BRIDGE, INC.

RECONCILIATION OF GAAP NET LOSS, TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION; AND ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION &

AMORTIZATION (1)

	Three months ended March 31, 2010		Three months ended March 31, 2009
GAAP, Net loss	$(307,569)		$(768,034)
Net interest expense	2,530,805		2,563,097
Provision for income taxes	7,470		6,543
Depreciation and amortization	1,540,742		1,553,126

Non-GAAP, EBITDA	$3,771,448		$3,354,732

Adjustments:
Anti-trust related legal expense	379,902		296,778
Stock compensation	226,071		89,923
Loss (gain) on asset sales	21,344		(6,272)
Dry-docking	—		331,281

Total Adjustments	627,317		711,710

Non-GAAP, Adjusted EBITDA	$4,398,765		$4,066,442

Other financial measures:
EBITDA margin	13.1%		13.2%
Adjusted EBITDA margin	15.2%		16.0%
Net debt to adjusted EBITDA	3.9	x	5.3	x
Adjusted EBITDA to interest expense	1.7	x	1.5	x

Use of Non-GAAP measures

(1) The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that the presentation of certain non-GAAP measures, i.e., results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on comparisons of operating performance from period to period without the impact of significant special items. Non-GAAP measures are reconciled in the accompanying financial table. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for the Company’s reported GAAP results.

Adjusted EBITDA is calculated by adding back legal expenses associated with the anti-trust litigation, dry-docking, non-cash compensation charges, and loss/gain on asset sales. Adjusted EBITDA was calculated on a twelve month trailing rate for purposes of calculating net debt to adjusted EBITDA.